Exhibit 10(m)

HARRIS CORPORATION

HOWARD L. LANCE	1025 West NASA Boulevard
Chairman, President and	Melbourne, FL USA 32919
Chief Executive Officer	phone 1-321-724-3900

www.harris.com
December 12, 2008
Mr. Timothy Thorsteinson
59 Farnham Avenue West
Toronto, Ontario M4V1 H6
Canada
Subject: Third Addendum to January 23, 2007 Letter of Agreement
Dear Tim:
We recently discussed the Company’s ongoing efforts to cause its compensation programs to become compliant with the requirements of section 409A of the Internal Revenue Code by the end of the calendar year. In connection therewith, we have identified four (4) minor changes that need to be made to your Letter of Agreement. This will confirm that we have discussed and agreed that your January 23, 2007 Letter of Agreement, as revised and supplemented by addendums dated December 5, 2007 and July 30, 2008, remains effective through June 30, 2009, subject to the following revisions:
-	Any severance owed to you in the event that you are involuntarily terminated without cause will be paid in a lump sum within 60 days after the date you separate from service (subject to any legally-required six month delay, as described in the addendum dated July 30, 2008 to your Letter of Agreement). This will achieve consistency among severance payout dates of Harris Officers.

-	If any severance owed to you is subject to the legally-required six month delay described in the addendum dated July 30, 2008 to your Letter of Agreement, such severance will be paid to you in a lump sum on the first business day coincident with or next following the date that is six months and one day following the date on which you separate from service or, if earlier, within ninety (90) days following your death.

-	It shall be a condition to you receiving any severance owed to you in the event that you are involuntarily terminated without cause that you shall have executed and delivered to Harris, and not revoked, a release of claims against Harris, such release to be in the then standard form of release utilized by Harris.

-	The Company is in the process of modifying its Executive Severance Agreement and financial estate planning perquisite in order to comply with section 409A of the Internal Revenue Code. You acknowledge that (i) your Executive Severance Agreement will be amended to conform to section 409A and that your agreement will be the same as those offered to other Harris Officers (except that yours will retain the provision for two years of base salary and incentive compensation in the event of a qualifying termination following a change in control) and (ii) you will receive estate planning assistance on the same terms and conditions applicable to other Harris Officers.
If you have any questions with respect to this matter, please contact me or Jeff Shuman.
Sincerely,
/s/ Howard L. Lance
Accepted:
/s/ Timothy Thorsteinson
Timothy Thorsteinson
12/17/08
Date
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